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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*


                          HIBBETT SPORTING GOODS, INC.
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                   428565 10 5
                                 (CUSIP Number)

             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed: [ ] Rule 13d-1(b) [ ] Rule 13d-1(c) [ X ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 428565 10 5
-------------------------------------------------------------------------------
1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

SK Equity Fund, L.P. (IRS ID No. 061312136)
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)       [   ]

               (b)       [ X ]
-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4. Citizenship or Place of Organization

 Delaware
-------------------------------------------------------------------------------
Number of               5.      Sole Voting Power               1,938,871
Shares                  -------------------------------------------------------
Beneficially            6.      Shared Voting Power             1,960,081
Owned by                -------------------------------------------------------
Each Reporting          7.      Sole Dispositive Power          1,938,871
Person With             -------------------------------------------------------
                        8.      Shared Dispositive Power        1,960,081
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person    1,960,081
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)   19.5%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP No. 428565 10 5
-------------------------------------------------------------------------------
1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

SK Investment Fund, L.P. (IRS ID No. 061408409)
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)       [   ]

               (b)       [ X ]
-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4. Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------
Number of               5.      Sole Voting Power               21,210
Shares                  -------------------------------------------------------
Beneficially            6.      Shared Voting Power             1,960,081
Owned by                -------------------------------------------------------
Each Reporting          7.      Sole Dispositive Power          21,210
Person With             -------------------------------------------------------
                        8.      Shared Dispositive Power        1,960,081
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person    1,960,081
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)         19.5%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)     PN
-------------------------------------------------------------------------------

CUSIP No. 428565 10 5
-------------------------------------------------------------------------------
1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

SKM Partners, L.P. (IRS ID No. 061301330)
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)       [   ]

               (b)       [ X ]
-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4. Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------
Number of               5.      Sole Voting Power               0
Shares                  -------------------------------------------------------
Beneficially            6.      Shared Voting Power             1,960,081
Owned by                -------------------------------------------------------
Each Reporting          7.      Sole Dispositive Power          0
Person With             -------------------------------------------------------
                        8.      Shared Dispositive Power        1,960,081
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person    1,960,081
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)    19.5%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)     PN
-------------------------------------------------------------------------------

CUSIP No. 428565 10 5
-------------------------------------------------------------------------------
1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Saunders Karp & Megrue Partners, L.L.C. (IRS ID No. 061535862)
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)       [   ]

               (b)       [ X ]
-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4. Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------
Number of               5.      Sole Voting Power               0
Shares                  -------------------------------------------------------
Beneficially            6.      Shared Voting Power             1,960,081
Owned by                -------------------------------------------------------
Each Reporting          7.      Sole Dispostivie Power          0
Person With             -------------------------------------------------------
                        8.      Shared Dispositive Power        1,960,081
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person    1,960,081
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)    19.5%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)     CO
-------------------------------------------------------------------------------

CUSIP No. 428565 10 5
-------------------------------------------------------------------------------
1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Thomas A. Saunders, III
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)       [   ]

               (b)       [ X ]
-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4. Citizenship or Place of Organization

 Delaware
-------------------------------------------------------------------------------
Number of               5.      Sole Voting Power               0
Shares                  -------------------------------------------------------
Beneficially            6.      Shared Voting Power             1,960,081
Owned by                -------------------------------------------------------
Each Reporting          7.      Sole Dispositive Power          0
Person With             -------------------------------------------------------
                        8.      Shared Dispositive Power        1,960,081
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person     1,960,081
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)     19.5%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)       IN
-------------------------------------------------------------------------------

CUSIP No. 428565 10 5
-------------------------------------------------------------------------------
1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Allan W. Karp
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)       [   ]

               (b)       [ X ]
-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4. Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------
Number of               5.      Sole Voting Power               0
Shares                  -------------------------------------------------------
Beneficially            6.      Shared Voting Power             1,960,081
Owned by                -------------------------------------------------------
Each Reporting          7.      Sole Dispostivie Power          0
Person With             -------------------------------------------------------
                        8.      Shared Dispostive Power         1,960,081
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person      1,960,081
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)       19.5%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)     IN
-------------------------------------------------------------------------------

CUSIP No. 428565 10 5
-------------------------------------------------------------------------------
1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

John F. Megrue, Jr.
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)       [   ]

               (b)       [ X ]
-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4. Citizenship or Place of Organization

 Delaware
-------------------------------------------------------------------------------
Number of               5.      Sole Voting Power               9,000 *
Shares                  -------------------------------------------------------
Beneficially            6.      Shared Voting Power             1,960,081
Owned by                -------------------------------------------------------
Each Reporting          7.      Sole Dispositive Power          9,000 *
Person With             -------------------------------------------------------
                        8.      Shared Dispositive Power        1,960,081
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person    1,969,081 *
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)       19.5%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)    IN
-------------------------------------------------------------------------------
* See Note 2 to Item 4 below.

Item 1(a)          Name Of Issuer:

                  Hibbett Sporting Goods, Inc.  (the "Company")

Item 1(b)         Address Of Issuer's Principal Executive Offices:

                  451 Industrial Lane, Birmingham, Alabama 35211

Item 2(a)         Name Of Person Filing:

     This statement is filed on behalf of the persons identified in Item 4 below. Such persons previously filed Schedules 13G on February 22, 2002, February 13, 2001, February 10, 2000, February 11, 1999 and February 26, 1998 with respect to the shares of common stock of the issuer. This Schedule 13G shall supercede all such previously filed Schedules 13G. In accordance with Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that he is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b)         Address Of Principal Business Office Or, If None, Residence:

     For SK Equity Fund, L.P., SK Investment Fund, L.P., SKM Partners, L.P., Saunders Karp & Megrue Partners, L.L.C., Thomas A. Saunders, III, Allan W. Karp and John F. Megrue, Jr.:

                           262 Harbor Drive
                           Fourth Floor
                           Stamford, CT  06902

Item 2(c)         Citizenship:

     Each of the persons filing this statement is a United States citizen or an organization created or governed under the laws of the State of Delaware.

Item 2(d)         Title Of Class Of Securities:

     This statement relates to the Company's common stock, par value $.01 per share (the "Common Stock").

Item 2(e)         CUSIP Number:

                  428565 10 5

     Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b).

                  Not Applicable

Item 4            Ownership:

     Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

     Note 1: SKM Partners, L.P. (the "General Partner") is the general partner of each of SK Equity Fund, L.P. and the SK Investment Fund, L.P. (the "Funds"). Saunders Karp & Megrue Partners, L.L.C. (the "LLC"), is the general partner of the General Partner and Messrs. Saunders, Karp and Megrue are authorized members of the LLC, and Messrs. Saunders, Karp and Megrue may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of all shares owned by the Funds.

     Note 2: In addition to the above mentioned ownership, Mr. Megrue holds 3,000 shares directly and 6,000 shares custodially for his sons.

Item 5            Ownership Of Five Percent Or Less Of A Class:

                  Not Applicable

     Item 6 Ownership Of More Than Five Percent On Behalf Of Another Person:

                  Not Applicable

     Item 7 Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Company:

                  Not Applicable

Item 8            Identification And Classification Of Members Of The Group:

                  See Item 4 above

Item 9            Notice Of Dissolution Of Group:

                  Not Applicable

Item 10           Certification:

                  Not Applicable

                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:     February 13, 2003

                                            SK EQUITY FUND, L.P.
                                            By:  SKM Partners, L.P., as
                                            General Partner

                                            By:  Saunders Karp and Megrue
                                            Partners, L.L.C., as
                                            General Partner

                                            By:  /s/ Thomas A. Saunders, III
                                                -----------------------------
                                                  Authorized Member

                                            SK INVESTMENT FUND, L.P.
                                            By:  SKM Partners, L.P., as
                                            General Partner

                                            By:  Saunders Karp and Megrue
                                            Partners, L.L.C., as
                                            General Partner

                                            By:  /s/ Thomas A. Saunders, III
                                                ----------------------------
                                                  Authorized Member

                                            SKM PARTNERS, L.P.

                                            By:  Saunders Karp and Megrue
                                            Partners, L.L.C., as
                                            General Partner

                                            By:  /s/ Thomas A. Saunders, III
                                                ----------------------------
                                                  Authorized Member

                                        SAUNDERS KARP & MEGRUE PARTNERS, L.L.C.

                                            By:  /s/ Thomas A. Saunders, III
                                                ----------------------------
                                                  Authorized Member

                                            By:  /s/ Thomas A. Saunders, III
                                                ----------------------------
                                                   Thomas A. Saunders, III

                                                   /s/ John F. Megrue, Jr.
                                                   -----------------------
                                                   John F. Megrue, Jr.

                                                   /s/ Allan W. Karp
                                                    Allan W. Karp